Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

THIS SETTLEMENT AGREEMENT AND RELEASE (“Release”) is made and entered into by and between H. P. Green III (hereinafter “Executive”), and Alliance One International, Inc., a Virginia corporation (hereinafter the “Company”).

W I T N E S S E T H

WHEREAS, Executive entered into an Employment Agreement with Dibrell Brothers, Incorporated (“Dibrell”) on or about January 17, 1995 (the “1995 Agreement”); and

WHEREAS, the 1995 Agreement provides for certain benefits upon the termination of Executive’s employment under certain conditions; and

WHEREAS, the Company is offering additional benefits to Executive in exchange for Executive’s execution of a release of claims and agreement not to compete; and

WHEREAS, the Company elected pursuant to Section 3.2 of the 1995 Agreement to terminate Executive’s employment with the Company effective on March 31, 2007 (the “Termination Date”); and

WHEREAS, execution of and adherence to this Release provides Executive with benefits to which Executive is not otherwise entitled under the 1995 Agreement or otherwise, including but not limited to bringing compensation and benefits promised under the 1995 Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Release, and other valuable consideration to which Executive is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

1.

Termination of Employment.  Executive agrees that his employment with the Company ended on the Termination Date, and that Executive will not be employed after the Termination Date as an employee, director, consultant or independent contractor with the Company or any related person or entity that along with the Company would be considered a single employer under Code Section 414(b) or (c).

2.

Consideration.  As a material inducement to and in consideration for Executive entering into this Release, the Company agrees as follows:

a.

The Company shall pay Executive the gross amount of One Hundred Sixty-Five Thousand Three Hundred Eighty-Nine Dollars ($165,389).  This amount shall be paid in a lump sum on October 20, 2007, or within ten (10) business days thereafter.

b.

The Company shall pay Executive a monthly severance payment in the gross amount of Twenty-Three Thousand Three Hundred and Thirty-Three Dollars ($23,333) on the 20th day of each month, or within ten (10) business days thereafter, for twelve (12) months, beginning on November 20, 2007.

c.

The Company shall pay Executive a monthly supplemental retirement benefit in the gross amount of Three Thousand Five Hundred Seventeen Dollars ($3,517) on the 20th day of each month, or within ten (10) business days thereafter, for one hundred eight (108) months, beginning on November 20, 2008.

d.

The Company shall pay Executive a benefit determined in accordance with this paragraph.  The benefit shall be paid on the 20th day of each month, or within ten (10) business days thereafter, beginning on November 20, 2007.  Benefit payments pursuant to this paragraph shall end on the earlier of March 20, 2017, or the 20th day of the month in which the Executive dies.  If for any month the Company’s Medical Plan for Salaried Employees as amended from time to time (the “Medical Plan”) is not subject to Code Section 105(h), or if coverage for Executive and/or his Spouse is being provided under an Individual Policy (as defined in paragraph (f)(5) below), the benefits payable under this paragraph for such month shall be contingent on the Executive’s or his Spouse’s maintaining COBRA or post-COBRA Coverage for such month.  Each month’s payment shall be equal to the Net Premium Amount plus the Gross-up Amount.  For purposes of this paragraph:

1.

Until July 20, 2014, the “Net Premium Amount” shall be equal to the total amount Executive would have to pay for the month to cover himself and his Spouse (or to cover himself only in the event of his Spouse’s death prior to July 20, 2014) for COBRA or post-COBRA Coverage under the Medical Plan, as applicable, less the amount Executive would have been required to pay for such coverage under the Medical Plan had the Executive been a full-time salaried employee of the Company at the time.  For any period after July 20, 2014, and until March 20, 2017, the “Net Premium Amount” shall be equal to the total amount Executive would have to pay for the month to cover his Spouse for post-COBRA Coverage under the Medical Plan, less the amount Executive would have been required to pay to cover a spouse under the Medical Plan had the Executive been a full-time salaried employee of the Company at the time.  However, if coverage is being provided under an Individual Policy (as defined in paragraph (f)(5) below), the “Net Premium Amount” shall be determined as provided above in this clause (1) except that the amount shall be based on the premium actually paid under the Individual Policy less the amount a full-time salaried employee of the Company would pay for coverage under the Medical Plan at that time.

2.

The “Gross-up Amount” shall be determined pursuant to the following formula and expressing the Tax Rate as a decimal.  Provided, however, the Gross-up Amount for the month shall be zero if for such month the Medical Plan is not subject to Code Section 105(h), or coverage for Executive and/or his Spouse is being provided under an Individual Policy (as defined in paragraph (f)(5) below).

Gross-up Amount	=	Net Premium Amount	X	(1 +	(	Tax Rate	X	(1)))	Less	Net Premium Amount
1-Tax Rate

3.

The “Tax Rate” shall be equal to (A) the highest marginal income tax rate in effect at the time under Code Section 1(a) (the “Federal Rate”), plus (B) the highest marginal state income tax rate in effect at the time in North Carolina (the “State Rate”), minus (C) the Federal Rate times the State Rate.

4.

“Spouse” shall mean Executive’s spouse as of the Termination Date.  Executive’s spouse as of the Termination Date shall be considered his “Spouse” for purposes of this paragraph and paragraph (f) below notwithstanding any subsequent divorce, separation or remarriage.

Exhibit A attached to this Release and incorporated herein by reference illustrates the calculation of the payments required by this paragraph.

e.

All of Executive’s outstanding stock options and restricted stock awards identified on Exhibit B attached hereto and incorporated herein by reference shall become immediately and fully vested as of the Termination Date, and the shares of restricted stock subject to any such restricted stock awards shall become fully transferable and no longer subject to any restrictions of any kind.  In addition, all stock options identified on Exhibit B shall become immediately exercisable as of the Termination Date and shall remain exercisable until the earlier of (1) March 31, 2009, or (2) the expiration date specified in the award, without regard to whether Executive’s termination of employment would have provided for a shorter exercise period following such termination of employment.  The provisions of this paragraph shall apply to options that are incentive stock options even if such provisions cause some or all of such incentive stock options to cease to qualify as incentive stock options under Code Section 422.

f.

Executive and his eligible dependents shall be entitled to participate in the Medical Plan after the Termination Date as follows:

1.

Executive shall be entitled to participate in the Medical Plan after the Termination Date at the same cost as charged to active employees of the Company through October 31, 2007.  Executive and those of his eligible dependents who are covered under the Medical Plan as of October 31, 2007 shall be eligible for COBRA continuation coverage under the Medical Plan beginning on November 1, 2007.  For purposes of administering the COBRA continuation coverage rights of Executive and his eligible dependents, the Company and Executive agree that the qualifying event shall be deemed to occur on October 31, 2007.  Executive and his eligible dependents who elect COBRA continuation coverage shall pay the full COBRA rates for such coverage.

2.

If Executive exhausts his COBRA continuation coverage under the Medical Plan, he may elect to remain covered under the Medical Plan after his COBRA coverage ends (hereinafter referred to as “Post-COBRA Coverage”) in accordance with this paragraph.  For each month of Post-COBRA Coverage, Executive shall pay to the Company an amount equal to the full cost of such coverage on or before the last day of the preceding month.  The full cost of coverage each month shall be the greater of (i) the Medical Plan’s applicable COBRA rate for the month, or (ii) the actuarial cost determined by an enrolled actuary selected by the Company.  Executive’s Post-COBRA Coverage shall end on the earliest to occur of:

a)

The last day of the month for which Executive has paid the full cost of the Post-COBRA Coverage, in the event Executive fails to make a timely payment for coverage or Executive chooses to discontinue coverage;

b)

The date as of which Executive becomes eligible for coverage under Medicare (or its successor); and

c)

The date of Executive’s death.

3.

If Executive’s Spouse (as defined in paragraph (d) above) exhausts her COBRA continuation coverage under the Medical Plan and Executive elects Post-COBRA Coverage for himself pursuant to the preceding paragraph, Executive may also elect Post-COBRA Coverage for his Spouse.  If Executive elects Post-COBRA Coverage for his Spouse, Executive’s monthly payments for Post-COBRA Coverage shall be increased to reflect the additional cost of covering the Spouse (based on the greater of COBRA rates or the actuarial cost determined by an enrolled actuary selected by the Company).  Post-COBRA Coverage for Executive’s Spouse shall end on the earliest to occur of:

a)

The last day of the month for which Executive or his Spouse has paid the full cost of the Spouse’s Post-COBRA Coverage, in the event Executive fails to make a timely payment either for his coverage or for the Spouse;

b)

The last day of the month in which Executive or his Spouse chooses to discontinue Post-COBRA Coverage for the Spouse;

c)

The date as of which the Spouse becomes eligible for coverage under Medicare (or its successor); and

d)

The date of the Spouse’s death.

Notwithstanding the foregoing, the termination of Executive’s coverage on account of death, attainment of age 65 or Medicare eligibility shall not affect the Spouse’s eligibility for Post-COBRA Coverage.

4.

Executive and his spouse will each enroll in Medicare Parts A and B when they first become eligible, and they will be solely responsible for paying any applicable premiums or other charges for such coverage.  The Company will reimburse Executive and his spouse for any premiums they pay for Medicare Part D coverage and for coverage under a Medicare supplement policy, provided that Executive and his spouse provide to the Company such evidence of payment as the Company may reasonably request.

5.

If the Company ceases to provide group medical benefits to its salaried employees in the United States or the Company is otherwise unable to provide Executive or his Spouse with coverage under the Medical Plan in accordance with clauses (1) through (3) of this paragraph (f):

a)

The Company shall use its best efforts (consistent with sound business practices) to secure for Executive an individual policy of health insurance providing coverage for Executive and/or his Spouse (the “Individual Policy”) through the end of the respective periods of Post-COBRA Coverage described in clauses (2) and (3) above; and

b)

The Company shall use its best efforts (consistent with sound business practices) to secure coverage under the Individual Policy that is comparable to the coverage previously provided under the Medical Plan.

The Company shall provide ninety (90) days’ advance written notice to Executive before ceasing to provide group medical benefits for salaried employees in the United States, or ceasing to provide Executive or his Spouse with coverage under the Medical Plan in accordance with clauses (1)( through (3) of this paragraph (f).

g.

On or before December 31, 2007, the Company shall pay directly on Executive’s behalf the reasonable attorneys’ fees and related expenses incurred by Executive in connection with review and negotiation of this Release, provided that such fees and expenses are incurred on or before July 31, 2007.  The attorneys’ fees and expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year.  Executive’s rights under this paragraph are not subject to liquidation or exchange for any other benefit.

h.

If Executive dies before receiving all of the payments due under paragraphs (a) through (c) of this Section, the unpaid amounts shall be payable to his designated beneficiary at the same times and in the same amounts as such payments would have been made had Executive survived.  Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any death benefit payable under paragraphs (a) through (c) of this Section, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Company.  A beneficiary may be a trust, an individual or Executive’s estate.  If Executive fails to designate a beneficiary, primary or contingent, then and in such event Executive’s surviving spouse shall be deemed to be the designated beneficiary, and if he shall leave no surviving spouse the designated beneficiary shall be Executive’s estate.  If a named beneficiary entitled to receive any payment hereunder is not living or in existence at the death of Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event such death benefit shall be paid to the other primary beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any.  If there are no primary or contingent beneficiaries then living or in existence, the benefit shall be paid to the surviving spouse of Executive or, if he shall leave no surviving spouse, then to Executive’s estate.  If a named beneficiary is receiving or is entitled to receive payments of any benefit hereunder and dies before receiving all of the payments due, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

All payments to Executive will be reduced by FICA and other required withholdings.  Executive warrants that the monies and/or benefits payable under Section 2(e) of this Release are monies and/or benefits to which Executive would not otherwise be entitled absent his execution and non-revocation of this Release.

3.

No Other Entitlements. By executing this Release, Executive does not waive:

a.

Rights through October 31, 2007, to reimbursement of reasonable business expenses, if any, incurred by Executive for the benefit of the Company, in accordance with the general policies of the Company as adopted from time to time.

b.

Rights to indemnification as set forth in Article 18 of the 1995 Agreement.

c.

Rights Executive may have to any bonus Executive has earned under the Company’s Management Incentive Plan for the fiscal year ended March 31, 2007.  The Company shall pay such bonus, if any, to Executive on or before July 31, 2007.

d.

Rights Executive may have to any bonus Executive has earned under the Company’s Special Long-Term Incentive Plan for the two-year period ended March 31, 2007.  The Company shall pay such bonus, if any, to Executive on or before July 31, 2007.

e.

Rights Executive may have under the terms of the DIMON Incorporated Split Dollar Insurance Agreement between the Company and Executive, a copy of which is attached hereto as Exhibit C and incorporated herein by reference (the “Split Dollar Agreement”), which shall continue in full force and effect following the Termination Date in accordance with its terms. The Company and Executive agree that Executive’s obligation to reimburse the Company for the Term Cost (as that term is defined under the Split Dollar Agreement) of the applicable premiums shall be satisfied by the Company withholding the amount of such Term Cost from the monthly payments described in Sections 2(b) and (c) above during the period over which such monthly payments are payable, and that Executive shall reimburse the Company directly for the amount of such Term Costs for 2007 and for all other periods during which applicable premiums are paid.

f.

Rights Executive may have under the terms of any other Company employee benefit plan, including, but not limited to, (1) any vested benefits Executive has accrued under the Alliance One International, Inc. Pension Plan and under the Company’s tax-qualified 401(k) plan, (2) vested benefits Executive has accrued under the Alliance One International, Inc. Pension Equity Plan (the “PEP”), (3) vested benefits Executive has accrued under deferred compensation agreements dated January 1, 1978 and October 1, 1980 between Executive and Dibrell Brothers, Inc., which the parties have amended and restated as set forth and incorporated herein by reference as Exhibit D, (4) rights Executive may have to retiree health benefits under the terms of the Company’s retiree health programs, if any, and (5) COBRA rights Executive may have under any group health plan pursuant to Code Section 4980B.  Notwithstanding the foregoing, Executive agrees that his PEP benefits are specified on Exhibit E attached hereto and incorporated herein by reference, and that he is not entitled to a benefit under the Company’s Supplemental Executive Retirement Plan or the Company’s Severance Plan.

Except as provided in paragraph (b) of this Section, Executive acknowledges that the payment of monies and benefits as described in Section 2 hereof completely fulfills any and all obligations and monies owed to him under 1995 Agreement.  Except for the compensation, monies and benefits expressly set forth in Sections 2 and 3 of this Release, Executive acknowledges that he is not entitled to any other compensation, monies, payments or benefits from the Company or any of the Released Parties (as defined in Section 5(a)) in connection with his employment or the termination of his employment with the Company, including but not limited to compensation for vacation or other time off, bonuses, commissions, expenses, severance or other forms of payment or benefits, repayments of debts, or reimbursements of expenses.

4.

Confidentiality of Release.  Executive shall keep the terms of this Release strictly confidential and shall not disclose any information concerning the terms of this Release or provide a copy of the same to anyone, except Executive's immediate family and legal and financial advisors, who shall be bound to maintain the confidence of the terms of this Release.  If required by law to produce a copy of this Release or to make such disclosure, Executive shall give the Company notice prior to such production or disclosure.

5.

General Release.

a.

By signing this Release, in consideration for the sums of money and benefits Executive shall receive under Section 2(e) of this Release, Executive, on behalf of himself and his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges, to the fullest extent permitted by law, the Company and each of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, including but not limited to DIMON Incorporated, Standard Commercial Corporation and Standard Commercial Tobacco Co., Inc., together with all present and former benefit plans or policies, agents, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (collectively referred to as the "Released Parties"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred), of any nature whatsoever, known or unknown, which Executive now has, has had, or may hereafter claim to have had against each or any of the Released Parties resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred; except that Executive does not waive or release rights to compensation and benefits described in Sections 2 and 3 of this Release or rights to benefits or payments for claims incurred while a participant in the Company’s group health or dental plans.  Executive understands that by signing this Release and accepting the benefits in the Release, Executive is waiving any right to pursue any claim against any of the Released Parties for benefits other than those expressly preserved in this Release, or for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Executive or Executive’s property resulting from any claimed violation of local, state or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended, the Sarbanes-Oxley Act of 2002, the Americans With Disabilities Act, the Retaliatory Employment Discrimination Act, the Employee Retirement Income Security Act of 1974, as amended, and claims under any other federal, state or local law pertaining to Executive’s employment.  This Release does not, however, waive rights or claims that may arise after the date Executive signs it.

b.

Executive acknowledges that this release applies both to known and unknown claims that may exist between Executive and the Released Parties.  Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date Executive signs this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver.  Executive acknowledges that the benefits provided by the Company under Section 2 of this Release are not required of the Company in the absence of this Release and Executive’s release of claims herein, and constitute adequate consideration for the Release.

c.

Executive agrees that he will not seek or apply for re-employment with any of the Released Parties and Executive waives any right to re-employment or reinstatement with the Company or any other Released Party.  Executive acknowledges that it is the general policy of the Company and its subsidiaries not to re-employ individuals with whom it has entered into separation agreements of this nature.

6.

Notice.  Executive is advised by the Company that this Release affects important rights, and includes a release of any and all claims arising out of any alleged violation of Executive’s rights while employed with the Company or any of its predecessors, including, but not limited to, any claims Executive may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq.  Because this Release affects important rights, Executive is advised to consult with an attorney prior to executing this Release.

7.

Consideration Period.  Executive is advised that he has twenty one (21) days to consider this Release and Executive may take as much of that time as he wishes before signing.  If Executive decides to accept the benefits offered herein, he must sign this Release no later than the close of business on July 31, 2007, and return it to Michael K. McDaniel at Alliance One International, 8001 Aerial Center Parkway, P.O. Box 2009, Morrisville, North Carolina, 27560.  By signing below, Executive acknowledges that he received this Release on July 9, 2007.

8.

Revocation.  Executive is advised that, if he is age 40 or more and signs this Release, he will have a period of seven (7) days from the date of his acceptance to change his mind and revoke this Release.  If Executive is age 40 or more and decides to revoke this Release, then he should deliver written notice to Michael K. McDaniel at Alliance One International 8001 Aerial Center Parkway, P.O. Box 2009, Morrisville, North Carolina, 27560, within such 7-day period.  If Executive is age 40 or more, none of the terms and conditions contained herein will be enforceable by the parties hereto until the expiration of this seven (7) day period, and this Release will not become effective until such seven (7) day period has passed without his revocation of it.

9.

No Admission of Liability or Wrongdoing.  This Release will not be used or construed by any person or entity as an admission of liability or finding that Executive's rights were in any way violated by any of the Released Parties, and this Release may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of the Company.  Executive understands and agrees that the consideration received herein is accepted by him/her as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment of such consideration is not an admission of liability by the Company.

10.

1995 Agreement Superseded; Post-Termination Obligations.  Executive agrees and acknowledges that except as expressly provided herein this Release supersedes the terms and provisions of the 1995 Agreement in its entirety.  All payments and benefits to Executive under paragraphs (b) through (d) and paragraph (f) of Section 2 hereunder shall be subject to Executive’s compliance with the following provisions following the Termination Date:

a.

Assistance in Litigation.  Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Executive. The Company shall promptly reimburse Executive for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section, provided that such expenses are incurred by Executive during his lifetime.  The expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year.  Executive’s rights under this paragraph are not subject to liquidation or exchange for any other benefit..

b.

Confidential Information.  Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have, been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

c.

Noncompetition.  Executive shall not: (i) prior to the Termination Date and for the one-year period following the Termination Date, and within the Territory, without the prior written consent of the Company, engage directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in competition with the Company; or (ii) usurp for his own benefit any corporate opportunity under consideration by the Company during his employment, unless the Company shall have finally decided not to take advantage of such corporate opportunity.  The restrictions of part (i) of this paragraph shall not apply to a passive investment by Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in part (i) of this paragraph.  Executive acknowledges that the possible restrictions on his activities which may occur as a result of his compliance with his obligations under this paragraph are required for the reasonable protection of the Company.  Executive further acknowledges and agrees that the time, territory and scope of activities prohibited by the provisions of this paragraph, including the possible worldwide reach of the non-competition provisions, are reasonable and necessary for protection of the Company’s legitimate business interests in view of the unique nature of the Company’s business, its competitive position as one of the only companies engaged in such business in a worldwide market, Executive’s high-level position with the Company prior to the Termination Date, Executive’s assignment to work with the Company’s customers and suppliers throughout its worldwide market service area, the limited time period of the non-competition provisions, and the unique and intimate knowledge of the Company’s business, its confidential and proprietary information and the special needs and preferences of its customers and suppliers Executive has acquired during and as a result of his employment with the Company, all of which would give Executive an unfair competitive advantage against the Company if Executive were to breach the non-competition provisions anywhere within the Territory.  For purposes of this paragraph, “Territory” means the geographic areas and locations where the Company and its affiliates carry on or transact their business, the Company and its affiliates sell or market their products or services, and the Company or its affiliates’ customers are located, including without limitation (A) the world, (B) Africa, Asia, Europe, North America and South America, (C) each of the countries in Africa, Asia, Europe, North America and South America, respectively, as if listed individually herein, (D) Brazil, (E) the United States of America, (F) each of the states of the United States of America as if listed individually herein, (G) the State of North Carolina, (H) the Commonwealth of Virginia, (I) each county within the State of North Carolina as if listed individually herein, (J) each county within the Commonwealth of Virginia as if listed individually herein, (K) the territory within a 100 mile radius of the Company’s office in Morrisville, North Carolina, and (L) the territory within a 100 mile radius of each other office of the Company or any affiliate (whether now existing or hereafter established) as if listed individually herein.

d.

Failure to Comply.  In the event that Executive shall fail to comply with any provision of this Section, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to Executive, all rights of Executive and any person claiming under or through him to payments and benefits under paragraphs (b) through (d) and paragraph (f) of Section 2 hereunder shall thereupon terminate and no person shall be entitled thereafter to receive any such payments or benefits.  In addition to the foregoing:

1.

The amount, if any, payable to Executive after the Termination Date under paragraphs (b) through (d) and paragraph (f) of Section 2 hereunder shall be reduced, but not below zero, by the amount of any remuneration for personal services earned by or payable to Executive by a business that is in competition with the Company within the Territory.

2.

In the event of a breach or threatened breach by Executive of the provisions of this Section, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining Executive from committing such violation, and Executive hereby consents to the issuance of such injunction.

11.

Entire Agreement.  This Release, with attachments, contains and comprises the entire agreement and understanding of the parties with respect to the subject matter, specifically including but not limited to any terms and conditions of employment or the termination of employment, and there are no agreements or understandings other than those contained herein.  Further, this Release is intended to be a binding contract among the parties hereto and shall not be modified, except by writing signed by both Executive and the Company.

12.

Successors.  This Release shall be binding upon and inure to the benefit of Executive, his assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company.  Executive may not assign any of his rights or delegate any of his duties under the Release.

13.

Governing Law.  Except as preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the state of North Carolina, without reference to its conflict of law provision.

14.

Modifications.  This Release is intended to be a binding contract between the parties and shall not be modified, except by writing signed by both the Company and Executive.  No change, modification, termination or attempted waiver of any of the provisions of this Release shall be binding upon any party hereto unless reduced to writing and signed by the party against whom enforcement is sought.  Notwithstanding any other provision of this Release to the contrary, upon request by Executive the Company and Executive agree to amend this Release as may be reasonably necessary or appropriate to prevent amounts payable hereunder from being included in Executive’s income pursuant to Section 409A(a)(1)(A) of the Code, or being subject to any additional tax or interest charge pursuant to Section 409A(a)(1)(B) of the Code, while at the same time minimizing the Company’s costs and/or administrative burdens in fulfilling its obligations under this Release as amended.

15.

Counterparts.  Any number of counterparts of this Release may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

16.

Severability.  The provisions of this Release shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Release shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

17.

KNOWING AND VOLUNTARY AGREEMENT.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, WHICH IS NOT SET FORTH IN THIS DOCUMENT.  EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE IS ENTERING INTO THIS RELEASE VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, WITHOUT ANY COERCION FROM ANY PERSON, INCLUDING THE COMPANY OR ANY OF ITS REPRESENTATIVES.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS RELEASE AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL RELEASES OF CLAIMS EMPLOYEE MAY HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES, IN EXCHANGE FOR VALUABLE CONSIDERATION THAT EMPLOYEE IS NOT OTHERWISE ENTITLED TO RECEIVE.

IN WITNESS WHEREOF, the parties have hereto executed this Release on this the 16th day of July, 2007.

EXECUTIVE:

/s/  H. P. Green III

H. P. Green III

ALLIANCE ONE INTERNATIONAL, INC.:

By:

Name:  /s/  Michael K. McDaniels

Title:   SVP Human Resources

        7/18/2007

EXHIBIT A

Illustration of Section 2(d) Payment Calculations

Illustration 1: Payment Calculation for January 2011

Assumptions:  The Company’s Medical Plan is self-insured and subject to Code Section 105(h).  Executive and his spouse are not enrolled in post-COBRA Coverage under the Medical Plan.  The Company and its actuary have determined that the cost of post-COBRA Coverage each month in 2011 would be $2,000, to cover both of them.  A full-time salaried employee would pay $1,000 per month under the Medical Plan to cover himself and his spouse.  The highest marginal federal income tax rate in effect at the time is 40%, and the highest marginal North Carolina income tax rate is 7%.

The Net Premium Amount would be $1,000 (the $2,000 cost of post-COBRA Coverage minus the $1,000 an employee would pay for the same coverage in the Medical Plan).

The Tax Rate, expressed as a decimal, would be equal to (0.40 + 0.07 - (0.40 * 0.07)), or 0.442.

The Gross-up Amount would be equal to $1,000 * (1 + (0.442 * (1/(1-0.442)))), minus $1,000, or $792.12.

The monthly payment for January 2011 would be $1,792.12.

Illustration 2: Payment Calculation for January 2016

Assumptions:  The Company’s Medical Plan is self-insured and subject to Code Section 105(h).  Executive’s spouse is enrolled in post-COBRA Coverage under the Medical Plan.  The Company and its actuary have determined that the cost of post-COBRA Coverage each month in 2016 would be $1,200 to cover the spouse only.  A full-time salaried employee would pay $700 per month under the Medical Plan to cover his spouse.  The highest marginal federal income tax rate in effect at the time is 40%, and the highest marginal North Carolina income tax rate is 7%.

The Net Premium Amount would be $500 (the $1,200 cost of post-COBRA Coverage minus the $700 an employee would pay for the same coverage in the Medical Plan).

The Tax Rate, expressed as a decimal, would be equal to (0.40 + 0.07 - (0.40 * 0.07)), or 0.442.

The Gross-up Amount would be equal to $500 * (1 + (0.442 * (1/(1-0.442)))), minus $500, or $396.06.

The monthly payment for January 2016 would be $896.06.

Illustration 3: Payment Calculation for January 2016

Assumptions:  The Company provides coverage under an Individual Policy for Executive’s spouse.  The premium each month in 2016 would be $1,200 to cover the spouse only.  A full-time salaried employee would pay $700 per month under the Medical Plan to cover his spouse.  The highest marginal federal income tax rate in effect at the time is 40%, and the highest marginal North Carolina income tax rate is 7%.

The Net Premium Amount would be $500 (the $1,200 cost of post-COBRA Coverage minus the $700 an employee would pay for the same coverage in the Medical Plan).

The Gross-up Amount would be zero.

The monthly payment for January 2016 would be $500.

EXHIBIT B

Schedule of Outstanding Equity Awards

Original Award Date	Award Type	Number of Alliance One Shares Subject to Award	Exercise Price (if applicable)	Expiration Date (if applicable)
8/21/97	Nonqualified Option	5,519	$22.3125	8/21/2007
8/21/97	Incentive Stock Option	4,480	$22.3125	8/21/2007
8/21/97	Nonqualified Option	1	$22.3125	8/21/2007
8/27/98	Incentive Stock Option	10,000	$9.25	8/27/2008
11/10/04	Incentive Stock Option	12,500	$6.45	3/31/2009
11/10/04	Restricted Stock	12,500	$0.00	n/a
8/25/05	Restricted Stock	10,000	$0.00	n/a
8/30/05	Nonqualified Option	20,000	$3.96	3/31/2009
8/17/06	Restricted Stock	10,000	$0.00	n/a
8/17/06	Nonqualified Option	83	$3.94	3/31/2009
8/17/06	Incentive Stock Option	19,917	$3.94	3/31/2009

EXHIBIT C

Split Dollar Agreement

EXHIBIT D

Deferred Compensation Agreement

EXHIBIT E

PEP Benefits

Pursuant to Section 4.01 of the DIMON Incorporated Pension Equity Plan (as most recently amended on May 24, 2006) (the “PEP”), Executive has become entitled to benefit payments under the PEP on account of Executive’s termination of employment on March 31, 2007.

Grandfathered Benefit

Executive’s Normal Retirement Allowance under the PEP is “grandfathered” for purposes of Section 409A of the Code because it was fully vested and nonforfeitable as of December 31, 2004.  For purposes of Section 3.01(a) of the PEP, Executive and the Company agree and acknowledge that the Executive’s Normal Retirement Allowance is a monthly payment of $8,288.37 (less applicable withholding) commencing on his Normal Retirement Date (April 1, 2007).  The Normal Retirement Allowance is fixed and not subject to future adjustment on the basis of the Executive’s marital status or any other factors.  Executive’s Normal Retirement Allowance will be paid in the form of an actuarially equivalent joint and 50% survivor annuity with the Executive’s current spouse as contingent annuitant.  Under the joint and 50% survivor annuity, Executive shall receive monthly payments of $7,445.44 starting on April 1, 2007 and ending in the month of his death.  If Executive’s current spouse survives him, she will receive monthly payments of $3,722.72 starting on the first day of the month following Executive’s death and ending in the month of her death.

Capitalized terms in this Exhibit shall be defined as set forth in the PEP.  Executive is the “Participant.”